Red Rock Resorts Announces Second Quarter 2018 Results

LAS VEGAS, July 31, 2018 /PRNewswire/ -- Red Rock Resorts, Inc. ("Red Rock Resorts," "we" or the "Company") (NASDAQ: RRR) today reported financial results for the second quarter ended June 30, 2018. The Company has adopted FASB's new revenue recognition standard ("ASC 606"), effective January 1, 2018. Certain prior period amounts have been adjusted to reflect the full retrospective adoption of ASC 606, with no material impact on operating income, net income or Adjusted EBITDA(1).

Net revenues were $416.2 million for the second quarter of 2018, an increase of 1.5%, or $6.1 million, from $410.1 million for the same period of 2017. The increase in net revenues was primarily due to an increase in Las Vegas operations, partially offset by a decrease in Native American management fees.

Net income was $99.1 million for the second quarter of 2018, an increase of $149.3 million from a net loss of $50.2 million for the same period of 2017. The increase in net income was primarily due to a $57.8 million after-tax gain associated with the extinguishment of a tax receivable liability, as well as a prior year after-tax loss of $78.1 million associated with the acquisition of the leases at Boulder Station and Texas Station.

Adjusted EBITDA(1) was $124.6 million for the second quarter of 2018, an increase of 4.0% from $119.9 million in the same period of 2017. The increase in Adjusted EBITDA was primarily due to an increase in Las Vegas operations, partially offset by a decrease in Native American management fees.

Las Vegas Operations

Net revenues from Las Vegas operations were $393.7 million for the second quarter of 2018, a 4.1% increase from $378.1 million in the same period of 2017. Adjusted EBITDA from Las Vegas operations was $112.6 million for the second quarter of 2018, a 7.1% increase from $105.1 million in the same period of 2017. The increase in both net revenues and Adjusted EBITDA was primarily due to solid performance in our non-disrupted Las Vegas operations, partially offset by construction disruption at Palace Station and the Palms.

Native American Management

Adjusted EBITDA from Native American operations was $19.8 million for the second quarter of 2018, a 12.8% decrease from $22.7 million in the same period of 2017, due to the expiration of the Gun Lake management agreement in February of 2018.

Palace Station and Palms Redevelopment Update

The Palace Station redevelopment project remains on schedule and the budget remains unchanged. The Palace Station project is expected to be completed in phases by the end of 2018. As of June 30, 2018, the Company has incurred $147.3 million in costs against that $191 million project.

The Palms redevelopment project also remains on schedule and the budget remains unchanged. The final elements of phase one of the project opened in May 2018, with components of phase two of the project expected to open through the second quarter of 2019, and phase three of the project expected to open by the third quarter of 2019. As of June 30, 2018, the Company has incurred $225.2 million in costs against that $620 million project.

Balance Sheet Highlights

The Company's cash and cash equivalents at June 30, 2018 were $108.4 million and total principal amount of debt outstanding at the end of the second quarter was $2.67 billion. The Company's debt to Adjusted EBITDA and interest coverage ratios, were 5.1x and 4.6x, respectively.

Quarterly Dividend

The Company's Board of Directors has declared a cash dividend of $0.10 per Class A common share for the third quarter of 2018. The dividend will be payable on September 28, 2018 to all stockholders of record as of the close of business on September 14, 2018.

Prior to the payment of such dividend, Station Holdco LLC ("Station Holdco") will make a cash distribution to all unit holders of record, including the Company, of $0.10 per unit for a total distribution of approximately $11.7 million, approximately $7.0 million of which is expected to be distributed to the Company and approximately $4.7 million of which is expected to be distributed to the other unit holders of record of Station Holdco.

Conference Call Information

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (888) 317-6003, or (412) 317-6061 for international callers, approximately 15 minutes before the call start time. Please use the passcode: 0629885. A replay of the call will be available from today through August 7, 2018 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

(1) Adjusted EBITDA includes net income (loss) plus depreciation and amortization, share-based compensation, write-downs and other charges, net, including Palms redevelopment and preopening expenses, tax receivable agreement liability adjustment, related party lease termination, interest expense, net, loss on extinguishment/modification of debt, net, change in fair value of derivative instruments, provision (benefit) for income tax and other, and excludes Adjusted EBITDA attributable to the noncontrolling interests of MPM.

Company Information and Forward Looking Statements

Red Rock Resorts owns a majority indirect equity interest in and manages Station Casinos LLC ("Station Casinos"). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos' properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley's Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the effects of the economy and business conditions on consumer spending and our business; competition, including the risk that new gaming licenses or gaming activities are approved; our substantial outstanding indebtedness and the effect of our significant debt service requirements; our ability to refinance our outstanding indebtedness and obtain necessary capital; the impact of extensive regulation; risks associated with changes to applicable gaming and tax laws; risks associated with development, construction and management of new projects or the redevelopment or expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

View source version on http://redrockresorts.investorroom.com/:

CONTACT:

Red Rock Resorts
Daniel Foley
Vice President, Finance & Investor Relations
(702) 495-3683
-------------------------------------------------------
Lori Nelson
Vice President of Corporate Communications
(702) 495-4248

Red Rock Resorts, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating revenues:
Casino	$ 232,756	$ 219,136	$ 469,003	$ 442,672
Food and beverage	94,632	91,596	185,560	190,142
Room	42,719	45,194	89,349	95,954
Other	24,917	23,541	47,473	46,210
Management fees	21,164	30,676	45,842	60,903
Net revenues	416,188	410,143	837,227	835,881
Operating costs and expenses:
Casino	80,396	77,669	159,354	154,128
Food and beverage	85,114	82,819	165,223	167,644
Room	19,431	20,653	39,531	42,415
Other	12,109	10,214	20,895	19,245
Selling, general and administrative	98,071	95,214	193,180	189,875
Depreciation and amortization	45,992	46,807	89,156	92,060
Write-downs and other charges, net	10,786	9,638	14,631	10,692
Tax receivable agreement liability adjustment	(73,502)	(444)	(90,375)	(444)
Related party lease termination	—	98,393	—	98,393
	278,397	440,963	591,595	774,008
Operating income (loss)	137,791	(30,820)	245,632	61,873
Earnings from joint ventures	499	420	1,107	835
Operating income (loss) and earnings from joint ventures	138,290	(30,400)	246,739	62,708
Other (expense) income:
Interest expense, net	(31,598)	(33,853)	(62,709)	(68,797)
Loss on extinguishment/modification of debt, net	—	(975)	—	(2,994)
Change in fair value of derivative instruments	7,321	3,330	23,124	3,369
Other	(66)	(86)	(221)	(172)
	(24,343)	(31,584)	(39,806)	(68,594)
Income (loss) before income tax	113,947	(61,984)	206,933	(5,886)
(Provision) benefit for income tax	(14,845)	11,813	(25,701)	1,134
Net income (loss)	99,102	(50,171)	181,232	(4,752)
Less: net income (loss) attributable to noncontrolling interests	16,367	(24,437)	47,317	1,082
Net income (loss) attributable to Red Rock Resorts, Inc.	$ 82,735	$ (25,734)	$ 133,915	$ (5,834)

Earnings (loss) per common share:
Earnings (loss) per share of Class A common stock, basic	$ 1.20	$ (0.38)	$ 1.94	$ (0.09)
Earnings (loss) per share of Class A common stock, diluted	$ 0.82	$ (0.38)	$ 1.46	$ (0.09)

Weighted-average common shares outstanding:
Basic	69,124	67,311	68,962	66,506
Diluted	117,002	67,311	116,973	66,506

Dividends declared per common share	$ 0.10	$ 0.10	$ 0.20	$ 0.20

Red Rock Resorts, Inc.
Segment Information and Reconciliation of Net Income (Loss) to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net revenues
Las Vegas operations	$ 393,682	$ 378,142	$ 788,852	$ 772,386
Native American management	21,020	30,543	45,525	60,648
Reportable segment net revenues	414,702	408,685	834,377	833,034
Corporate and other	1,486	1,458	2,850	2,847
Net revenues	$ 416,188	$ 410,143	$ 837,227	$ 835,881

Net income (loss)	$ 99,102	$ (50,171)	$ 181,232	$ (4,752)
Adjustments
Depreciation and amortization	45,992	46,807	89,156	92,060
Share-based compensation	3,103	2,326	5,557	3,738
Write-downs and other charges, net	10,786	9,638	14,631	10,692
Tax receivable agreement liability adjustment	(73,502)	(444)	(90,375)	(444)
Related party lease termination	—	98,393	—	98,393
Interest expense, net	31,598	33,853	62,709	68,797
Loss on extinguishment/modification of debt, net	—	975	—	2,994
Change in fair value of derivative instruments	(7,321)	(3,330)	(23,124)	(3,369)
Adjusted EBITDA attributable to MPM noncontrolling interest	—	(6,418)	(962)	(11,056)
Provision (benefit) for income tax	14,845	(11,813)	25,701	(1,134)
Other	41	86	196	172
Adjusted EBITDA	$ 124,644	$ 119,902	$ 264,721	$ 256,091

Adjusted EBITDA
Las Vegas operations	$ 112,589	$ 105,120	$ 238,466	$ 225,977
Native American management	19,790	22,695	41,884	46,012
Reportable segment Adjusted EBITDA	132,379	127,815	280,350	271,989
Corporate and other	(7,735)	(7,913)	(15,629)	(15,898)
Adjusted EBITDA	$ 124,644	$ 119,902	$ 264,721	$ 256,091